EXHIBIT 10(dd)

PLUM CREEK TIMBER COMPANY, L.P.
KEY EMPLOYEE
SUPPLEMENTAL PENSION PLAN

AMENDED AND RESTATED
EFFECTIVE JANUARY 1, 2008

PREAMBLE

WHEREAS, Plum Creek Timber Company, L.P. adopted this Plum Creek Timber Company, L.P. Key Employee Supplemental Pension Plan (hereinafter "Plan") effective January 1, 1994, to attract and retain exceptional executives by providing retirement benefits to selected officers and key salaried employees of outstanding competence; and

WHEREAS, Plum Creek Timberlands, L.P. ("Company"), the successor by operation of law to Plum Creek Timber Company, L.P., wishes to amend and restate the Plan; and

WHEREAS, Internal Revenue Code ("Code") Section 409A imposed new requirements on nonqualified deferred compensation plans and provided for substantial penalties for noncompliance, generally effective January 1, 2005. Amounts deferred under the Plan after December 31, 2004, are subject to Code Section 409A and the Plan is intended to comply with Code Section 409A. In order to update the Plan to comply with current law and to maintain the intended deferral of compensation and related deferral of income taxation, the Company wishes to amend and restate the Plan, in its entirety, to comply with Code Section 409A, by retroactively amending the Plan as permitted by Notice 2007-78; and

WHEREAS, this restatement is not intended to reflect any benefits for a Participant who Terminated prior to October 3, 2004, because such a Participant is entitled to benefits under the terms of the Plan in effect on the date he or she Terminated, and the Company wishes to clarify that such benefits are not subject to Code Section 409A because they satisfy the requirements of Treasury Regulation Section 1.409A-6, including the requirement that such benefits have not been materially modified after October 3, 2004; and

NOW THEREFORE, the Company does hereby restate and amend the Plan as set forth in the following pages, effective January 1, 2008, except that any change required to comply with Code Section 409A and regulations or rulings issued pursuant thereto shall be effective on the earlier of January 1, 2008, or the latest date in which such change may become effective and comply with such laws.

SECTION 1- DEFINITIONS

The following terms when used herein shall have the following meaning, unless a different meaning is plainly required by the context. Capitalized terms are used throughout the Plan text for terms defined by this and other sections.

1.1	Affiliated Companies

“Affiliated Companies” means:

(a)	the Company,

(b)	any other corporation that is a member of a controlled group of corporations that includes the Company (as defined in Code Section 414(b)),

(c)	any other trade or business under common control with the Company (as defined in Code Section 414(c)),

(d)	any other member of an affiliated service group that includes the Company (as defined in Code Section 414(m)); and

(e)	any other business or entity that is treated as a single company with the Company under Code Section 414(0).

1.2	Beneficiary

“Beneficiary” means the person or persons who survives the Participant and who is: (a) for a single Participant, the person designated to be the Beneficiary by the Participant in writing to the Plan Administrator on such form and in such manner as the Plan Administrator shall prescribe; and (b) for a married Participant, the Participant's surviving spouse. If a single Participant designates a Beneficiary and later marries, such Beneficiary designation shall be void upon marriage.

If no designated Beneficiary survives the Participant, the Plan Administrator shall direct the payment of any benefits that may be due under the Plan to the Participant's estate.

1.3	Board

“Board” means the Board of Directors or the Compensation Committee of the Board of Directors of Plum Creek Timber Company, Inc., the sole member of Plum Creek Timber I, L.L.C., which is the general partner of the Company.

1.4	Code

“Code” means the Internal Revenue Code of 1986, as amended, and including all regulations thereunder.

1.5	Company

“Company” means Plum Creek Timberlands, L.P., provided that provisions requiring the Company to take formal actions under the Plan shall, when appropriate, be deemed to refer to the Company acting through its general partner, Plum Creek Timber I, L.L.C.

1.6	Employee

“Employee” means any person who is employed by an Employer as a common law employee determined from appropriate personnel records of the Employer.

1.7	Employer

“Employer” means Plum Creek Timberlands, L.P. The term “Employer” shall also include other companies as provided from time to time in appendices to this Plan.

1.8	ERISA

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, including all regulations thereunder.

1.9	Participant

“Participant” means any Employee who is a Participant in accordance with Section 3 and an Appendix. An individual shall cease to be a Participant when his or her benefit payments from the Plan are completed.

1.10	Pension Plan

“Pension Plan” means the Plum Creek Pension Plan, as amended from time to time.

1.11	Plan

“Plan” means the Plum Creek Timber Company, L.P. Key Employee Supplemental Pension Plan, either in its previous or present form, or as amended from time to time.

1.12	Plan Administrator

“Plan Administrator” means the Vice President Human Resources; provided that “Plan Administrator” shall mean the Compensation Committee of the Board for all Plan purposes relating to the determination and payment of benefits for the Vice President Human Resources.

1.13	Plan Year

“Plan Year” means the calendar year.

1.14	Termination

“Termination” and similar terms means a separation from service (including separation due to death, retirement or otherwise) within the meaning of Treasury Regulation Section 1.409A-l(h), from the controlled group of corporations, as defined in Code Section 1563(a), of which the Company is a member. In applying Code Sections 1563(a), (b) and (c) for purposes of determining the controlled group of corporations to which the Company belongs, the language “at least 50 percent” is substituted for "”at least 80 percent” in those sections. In applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses that are under common control with the Company, the language “at least 50 percent” is substituted for “at least 80 percent” in that section.

A “Disabled” Participant shall be deemed to be Terminated. A “Disabled” Participant is a Participant who has not attained age 65 and who is entitled to benefits under the Employer-sponsored long-term disability plan.

In the event a Participant continues to perform services on a reduced basis, when “Termination” occurs shall be determined by the Plan Administrator on a facts and circumstances basis; provided that a Participant shall be deemed to “Terminate” if he or she is on a leave of absence that exceeds six months if the Participant does not retain the right to reemployment under an applicable statute or by contract. In this event, Termination shall occur on the first day after the end of the six-month period. For purposes of this rule, the six-month period shall be replaced with a 29-month period if the leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment.

A Participant shall also be deemed to “Terminate” if the Employer and Employee reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services by the Employee will permanently decrease to no more than 20 percent of the average level of bona fide services performed over the immediately preceding 36-month period.

SECTION 2 - ADMINISTRATION

2.1	Plan Administrator

This Plan shall be administered by the Plan Administrator. The Plan Administrator shall have discretion and authority to interpret and construe the terms of the Plan, to determine eligibility and benefits under the Plan, to prescribe, amend and rescind rules relating to the Plan, to adopt such forms as it may deem appropriate for the administration of the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Employer, and take all other action necessary for its administration. Determinations, interpretations, or other actions made or taken by the Plan Administrator with respect to the Plan shall be final and binding for all purposes and upon all persons.

2.2	Allocation and Delegation of Responsibilities

The Plan Administrator may allocate their responsibilities among the members of the Compensation Committee and may designate any person (including, without limitation an Employee), partnership or corporation, to carry out administrative responsibilities under the Plan. Any such allocation or delegation shall be reduced to writing and such writing shall be kept with the records of the Plan.

The Plan Administrator may appoint such counsel (who may be counsel for any Employer), specialists, and other persons as it deems necessary or desirable in connection with the administration of this Plan.

SECTION 3 - PARTICIPATION AND BENEFITS

3.1	Participants

Each Appendix to this Plan describes the individuals who are Participants and entitled to the benefits described in that Appendix. An individual who is designated as a Participant pursuant to an Appendix shall be entitled only to the benefits specified in that Appendix.

3.2	Benefits

The benefits provided under the Plan are described in Appendices to the Plan. The benefits described in each separate Appendix are only payable to those individuals who are identified as Participants in that Appendix.

3.3	Time and Form of Payment

All benefits to which a Participant is entitled under all applicable Appendices shall be payable in a cash lump sum within a reasonable time after the date that is six months after the date of Termination. Interest will be credited between the date of Termination and date of distribution at the same interest rate used to determine the cash lump sum, compounded annually. Benefits shall be paid to the Participant, or to his or her Beneficiary in the event the Participant is not living at the time of payment.

SECTION 4 - CLAIMS PROCEDURES

4.1	Claims Procedures

Claims for benefits shall be administered in accordance with the procedures set forth in this section and any additional written procedures that may be adopted from time to time by the Plan Administrator.

(a)	Submission of Claim

A claim for benefit payment shall be considered filed when a written request is submitted to a Claims Administrator. The Claims Administrator shall respond to a claim in writing or electronically. An authorized representative may act on behalf of a Participant or Beneficiary (hereinafter “Claimant”) who claims benefits.

The Plan Administrator shall designate one or more persons as “Claims Administrator(s)” and authorize such individuals to make claims determinations.

(b)	Notice of Denial

Any time a claim for benefits is wholly or partially denied, the Claimant shall be given written or electronic notice of such action within 90 days after the claim is filed, unless special circumstances require an extension of time for processing. If there is an extension, the Claimant shall be notified of the extension and the reason for the extension within the initial 90-day period. The extension shall not exceed 180 days after the claim is filed.

Such notice will indicate i) the reason for denial, ii) the specific provisions of the Plan on which the denial is based, iii) an explanation of the claims appeal procedure including the time limits applicable to the procedure and a statement of the Claimant's right to bring a civil action m1der ERISA Section 502(a) and iv) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary.

(c)	Right to Request Review

Any person who has had a claim for benefits denied by the Claims Administrator, who disputes the benefit determination, or is otherwise adversely affected by action of the Claims Administrator, shall have the right to request review by the Plan Administrator. The Plan Administrator shall provide a full and fair review that takes into account all comments, documents, records, and other information submitted relating to the claim, without regard to whether the information was previously submitted or considered in the initial benefit determination. Such request must be in writing, and must be made within 60 days after such person is advised of the Claims Administration's action. If written request for review is not made within such sixty 60-day period, the Claimant shall forfeit his or her right to review. The Claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits. The Claimant may submit written comments, documents, records and other information relating to the claim.

(d)	Review of Claim

The Plan Administrator shall then review the claim. The Plan Administrator may hold a hearing if it is deemed necessary and shall issue a written decision reaffirming, modifying or setting aside the initial determination by the Claims Administrator within a reasonable time and not later than 60 days after receipt of the written request for review, or 120 days if special circumstances, such as a hearing, require an extension. If an extension is required, the Claimant shall be notified in writing or electronically within the initial 60-day period of the extension, the special circumstances requiring the extension and the date by which the Plan expects to render a determination. The Plan Administrator may authorize one or more members of the Plan Administrator to act on behalf of the full Plan Administrator to review and decide claims.

A copy of the decision shall be furnished to the Claimant. The decision shall set forth the specific reasons for the decision and specific Plan provisions on which it is based, a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim, and a statement of the Claimant's right to bring a civil action under ERISA Section 502(a). The decision shall be final and binding upon the Claimant and all other persons involved.

SECTION 5 - GENERAL PROVISIONS

5.1	ERISA Exemption

The portion of the Plan that provides benefits in excess of the limitations of Code Section 415 is intended to qualify for exemption from ERISA as an unfunded excess benefit plan under ERISA Sections 3(36) and 4(b)(5). The portion of this Plan that provides benefits in excess of the limitation of Code Section 401(a)(17) and other supplemental benefits is intended to qualify for exemption from ERISA Parts II, III and IV as a plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees under ERISA Sections 201(2), 301(a)(3) and 401(a)(l).

5.2	Unfunded Obligation

Amounts payable under this Plan are unfunded, general obligations of the Company and may be paid out of its general assets or out of a grantor trust. The Company is not required to segregate any monies from its general fund, or to create any trust, or to make any special deposits with respect to the Plan obligations. The Participants and Beneficiaries shall have no claim against the Company for any changes in the value of any assets that may be invested or reinvested by the Company with respect to this Plan.

5.3	Corporate Transaction

If an Employer merges, consolidates, or otherwise reorganizes, or if its business or assets are acquired by another company, this Plan shall continue with respect to those eligible individuals who continue in the employ of the successor company. The transition of employment from an Employer to the new company shall not be considered a Termination for purposes of this Plan. In such event, however, a successor company may freeze all benefit accruals under this Plan as to Plan Participants on the effective date of the succession, by amending the Plan accordingly and notifying Participants within 30 days after the succession. In no event may benefits accrued under the Plan be retroactively eliminated.

5.4	Notices

Any notice under this Plan shall be in writing and shall be effective when actually delivered or, if mailed, when deposited as first class mail postage prepaid. Mail shall be directed to an Employer at the address stated in this Plan, to the Participant at his or her last known home address shown in the Employer's records, or to such other address as a party may specify by notice to the other parties. Notices to an Employer or the Plan Administrator shall be sent to:

Vice President Human Resources Plum Creek Timber Company, Inc. 999 Third Avenue, Suite 4300
Seattle, WA 98104-4096

5.5	Incapacity of Participant or Beneficiary

If the Plan Administrator finds that any Participant or Beneficiary to whom a benefit is payable under the Plan is unable to care for his or her affairs because of illness or accident or because of his or her mental or physical condition, and the Plan Administrator decides it is in such person's best interest to make payments to others for the benefit of the person entitled to payment, the Plan Administrator may, in its discretion, make any payment due (unless a prior claim therefore shall have been made by a duly appointed legal representative) to the spouse, child, parent or brother or sister of such Participant or Beneficiary, or to any person or trust whom the Plan Administrator has determined has incurred expense for such Participant or Beneficiary. Any such payment shall completely discharge the obligations of the Employer and the Plan Administrator under the provisions of this Plan.

5.6	Nonassignment

The rights of a Participant or Beneficiary under this Plan are personal. No interest of a Participant or Beneficiary may be directly or indirectly assigned, transferred or encumbered and no such interest shall be subject to seizure or legal process or in any other way subjected to the claims of any creditor. A Participant's or Beneficiary's rights to benefits payable under this Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance. Such rights shall not be subject to debts, contracts, liabilities, engagements or torts of the Participant or Beneficiary. The right to benefits under the Plan may not be awarded, assigned or otherwise transferred to an alternate payee pursuant to a qualified domestic relations order as defined in Section 414(p) of the Code or any other domestic relations order.

5.7	No Continued Right to Employment

Nothing in the Plan shall be construed to confer upon any Participant any right to continued employment with the Company or any of the Affiliated Companies, nor interfere in any way with the right of the Company or any of the Affiliated Companies to terminate the employment of such Participant at any time without assigning any reason therefore.

5.8	Applicable Law

The Plan shall be construed and governed in accordance with the laws of the State of Washington.

5.9	Attorney's Fees

If a suit or action is instituted to enforce any rights under this Plan, the prevailing party may recover from the other party reasonable attorneys' fees at trial and on any appeal.

5.10	Withholding Taxes

Appropriate payroll taxes shall be withheld from all benefits payable from this Plan.

5.11	Amendment and Termination

The Company may from time to time amend, suspend or terminate the Plan, in whole or in part, and if the Plan is suspended or terminated, the Company may reinstate any or all of its provisions. The Vice President Human Resources may amend the Plan to the extent necessary to comply with applicable law; provided that any such amendment that could change the timing of benefit payments to the Vice President of Human Resources must be approved by the Company prior to adoption. No amendment, suspension or termination may, however, impair the right of a Participant or Beneficiary to receive the benefits accrued prior to the effective date of such amendment, suspension or termination.

If the Company wishes to terminate the Plan, the Company must amend the Plan to cease all benefit accruals and then may only terminate the Plan after all benefits have been paid. The Company shall maintain a frozen Plan until all benefits due to Participants and Beneficiaries who have accrued benefits under the Plan as of the date of the freeze are paid at the times specified in the Plan following each Participant's Termination.

The Plum Creek Timber Company, L.P. Key Employee Supplemental Pension Plan is amended and restated by Plum Creek Timberlands, L.P.

IN WITNESS WHEREOF, Plum Creek Timberlands, L.P. has caused this Plan to be duly executed on this 4th day of August, 2008.

PLUM CREEK TIMBERLANDS, L.P.
BY PLUM CREEK TIMBER I, L.L.C.,
its General Partner

By:/s/ Barbara L. Crowe
Barbara L. Crowe
Title:    Vice President Human Resources

APPENDIX A - KEY EMPLOYEES

SECTION I - PARTICIPATION

1.1    Participants

Each participant in the Pension Plan, whose benefits thereunder are limited due to his or her salary grade, due to limitations in compensation under Code Section 401(a)(l 7), or due to limitations under Code Section 415, and who is not a Participant eligible for benefits under any other Plan Appendix, is a Participant who is eligible for benefits described in Appendix A, effective January 1, 2008. Each of the Participants is a select management or highly compensated Employee.

SECTION 2 - BENEFITS

2.1    Supplemental Pension Benefit

A Participant's accrued benefit under this Plan shall be determined as set forth in (a) through (f) below. Capitalized terms that are not defined in this Plan have the meanings set forth in the Pension Plan.

(a)	Determine the vested Normal Retirement Benefit to which the Participant would have been entitled if he or she were a Participant in the Pension Plan on the date of Termination, calculated as follows:

(1)
as if the Participant had been a participant in the Pension Plan and accruing benefits during all periods of time during which the Participant could have participated in the Pension Plan and accrued benefits if his or her participation or accruals had not been limited based on his or her salary grade, for purposes of determining Years of Service, Credited Service and Earnings under the Pension Plan;

(2)
without regard to the limitations of Code Section 415 (including, without limitation, the maximum benefit payable under Code Section 415(b)(l ), the actuarial reduction for early retirement of Code Section 415(b)(2)(C), and the reduction for limited service or participation of Code

Section 415(b)(5); and

(3)
by including in the Participant's compensation during the period for which the Pension Plan benefits are computed, to the extent not already done so under the Pension Plan, (i) any amount that has not been taken into account due to limitations of Code Section 401(a)(l 7) or (ii) due to a reduction of compensation that has occurred pursuant to an election of the Participant under Code Section 125 or Code Section 401(k) or (iii) due to a reduction of compensation that occurred prior to 2001 due to the Participant's election under the Plum Creek Timber Company, Inc. Deferral Plan. Compensation which is deferred due to the Participant's election under the Plum Creek Timber Company, Inc. Deferral Plan in 2001 or a later year shall not be taken into account.

(b)
Reduce the amount determined under Section 2.1(a) for early commencement if the Participant is younger than age 65 upon Termination, and would have been eligible for an Early Retirement Benefit under the Pension Plan. The early retirement reduction method and factors in Section 4.3(a)(i)(B) of the Pension Plan shall apply for this purpose.

(c)
Determine the present value of (i) the amount determined under Section 2.l(b) if the Participant would have been eligible for an Early Retirement Benefit under the Pension Plan, or (ii) the amount determined under Section 2.l(a) if the Participant would have been eligible for a Vested Termination Benefit, Normal Retirement Benefit or Deferred Retirement Benefit under the Pension Plan, using the following interest rate and mortality table:

Interest:	the average annual yield on 30-year Treasury Constant Maturities for the November before the Plan Year that contains the Participant's date of Termination; and
Mortality:	the 1994 Group Annuity Reserving Table.

Notwithstanding the foregoing, the interest rate (for the November before the Plan Year that contains the Participant's date of Termination) and mortality table prescribed by Code Section 417(e)(3) shall be used, if they produce a greater benefit.

Also, notwithstanding the foregoing, the present value determined pursuant to this Section 2.1(c) shall not be less than the amount of the cash account balance to which t11e Participant would have been entitled if he or she were a Participant in the Pension Plan on the date of Termination, calculated according to the directions in Section 2.1(a)(l)-(3).

(d)
Subtract from the amount determined under Section 2.1(c), an amount equal to the present value (determined in accordance with Section 2.1(c)) of the Participant's Normal Retirement Benefit or Early Retirement Benefit (whichever applies) from the Pension Plan.

(e)
With respect to the Participant whose Employee Identification number is 3504, subtract from the amount determined under Section 2.1(d) the amount of $16,400, which was calculated based on a formula that involves his grant of units under the Unit Award Plan.

(f)
Notwithstanding any other Plan provisions to the contrary, a Participant's accrued benefit shall be reduced by the lump sum value of any "grandfathered" benefit payable to the Participant or his or her Beneficiary pursuant to any individual agreement or understanding between the Employer and the Participant regarding pension benefits.

A Participant shall have an unsecured right to benefits under this unfunded Plan only if he or she has a vested benefit under the Pension Plan or would have a vested benefit if he or she had been a participant under the Pension Plan during the period he or she could have participated in the Pension Plan if he or she had not been excluded due to his or her salary grade.

FIRST AMENDMENT
TO THE
PLUM CREEK TIMBER COMPANY, L.P.
KEY EMPLOYEE SUPPLEMENTAL PENSION PLAN

The Plum Creek Timber Company, L.P. Key Employee Supplemental Pension Plan, as amended and restated effective January 1, 2008, is amended as follows, pursuant to Section 5.11, effective as of January 1, 2008:

1.	The second paragraph of Section 1.14 Termination, beginning with “A ‘Disabled’ Participant” shall be deleted in its entirety.

2.	Section 3.3 Time and Form of Payment is amended to read in its entirety as follows:

3.3    Time and Form of Payment

All benefits to which a Participant is entitled under all applicable Appendices shall be payable in a cash lump sum within a reasonable time after the date that is six months after the date of Termination, and in no event later than 2.5 months after the end of the calendar year which contains the six-month anniversary of Termination. The payment date shall be determined by the Plan Administrator in accordance with the Plan terms and administrative procedures, and the Participant cannot designate the taxable year of the payment. Interest will be credited between the date of Termination and date of distribution at the same interest rate used to determine the cash lump sum, compounded annually. Benefits shall be paid to the Participant, or to his or her Beneficiary in the event the Participant is not living at the time of payment.

IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed on this 19th day of December, 2008.

PLUM CREEK TIMBERLANDS, L.P.
BY PLUM CREEK TIMBER I, L.L.C.,
its General Partner

By:/s/ Barbara L. Crowe
Barbara L. Crowe
Title:    Vice President Human Resources

SECOND AMENDMENT TO THE
PLUM CREEK TIMBER COMPANY, L.P.
KEY EMPLOYEE SUPPLEMENTAL PENSION PLAN

The Plum Creek Timber Company, L.P. Key Employee Supplemental Pension Plan, as amended and restated effective January l, 2008, is amended as follows, pursuant to Section 5.11, effective as of the Closing Date, as defined herein:

1.	Section 1.3 Board is replaced in its entirety with the following:

1.3    Board

“Board” means the Board of Directors or the Compensation Committee of the Board of Directors of Plum Creek Timber Company, Inc., or any successor to Plum Creek Timber Company, Inc., the sole member of Plum Creek Timber I, L.L.C., which is the general partner of the Company.

2.	The following new Section 1.4 shall be inserted following Section 1.3 Board and the remaining sections of Section 1 shall be renumbered accordingly:

1.4    Closing Date

“Closing Date” means the date upon which the merger of Plum Creek Timber Company, Inc. And Weyerhaeuser Company closes.

3.	Section 1.6 Company is replaced in its entirety with the following:

1.6    Company

“Company” means Plum Creek Timberlands, L.P., or any successor to Plum Creek Timberlands, L.P., provided that provisions requiring the Company to take formal actions under the Plan shall, when appropriate, be deemed to refer to the Company acting through its general partner, Plum Creek Timber I, L.L.C., or any successor to Plum Creek Timber I, L.L.C.

4.	Section 1.8 Employer is replaced in its entirety with the following:

1.8    Employer

“Employer” means Plum Creek Timberlands, L.P., or any successor thereto. The term “Employer” shall also include other company es as provided from time to time in Appendices to this Plan, and any successors thereto.

5.	The following new Section 1.10 shall be inserted following Section 1.9 ERISA and the remaining sections of Section 1 shall be renumbered accordingly:

1.10    Freeze Date

“Freeze Date”, means the last day of the pay period in which the Closing Date occurs.

6.	Section 1.14 Plan Administrator is replaced in its entirety with the following:

1.14    Plan Administrator

“Plan Administrator” means the Senior Vice President and Chief Financial Officer or the Senior

Vice President of Human Resources of Plum Creek Timber Company, Inc., or any successor to Plum Creek Timber Company, Inc.

7.	Section 3.1 Participants is amended by adding the following new paragraph at the end thereof:

Notwithstanding any Plan terms to the contrary, no new Participants may be added to the Plan on or after the Closing Date.

8.	The third sentence of Section 5.4 Notices is replaced in its entirety with the following:

Notices to an Employer or the Plan Administrator shall be sent to the attention of the Senior Vice President of Human Resources of Plum Creek Timber Company, Inc., or any successor to Plum Creek Timber Company, Inc.at its then current address for is corporate headquarters.

9.	Section 5.11 Amendment and Termination is amended by adding the following new paragraph at the end thereof:

Notwithstanding any Plan terms lo the contrary, other than with respect to the termination of the Plan, the Plan shall not be amended to modify the lump sum interest rates and mortality tables or other actuarial assumptions used to calculate benefits set forth in the Plan as of the Freeze Date.

10.	Appendix A, Section 1.1 Participants is amended by adding the following new paragraph at the end thereof:

Notwithstanding the preceding, no new Participants shall become eligible to participate in the Plan pursuant to this Appendix A after the Freeze Date.

11.	Appendix A, Section 2.1 Supplemental Pension Benefit is amended to replace subparagraph (a) in its entirety with the following:

(a)
Determine the vested Normal Retirement Benefit to which the Participant would have been entitled if he or she were a Participant in the Pension Plan on the earlier of (i) his or her date of Termination, or (ii) the Freeze Date, calculated as follows:

(1)
as if the Participant had been a participant in the Pension Plan and accruing benefits during all periods of time during which the Participant could have participated in the Pension Plan and accrued benefits before the Freeze Date if his or her participation or accruals had not been limited based on his or her salary grade, for purposes of determining Years of Service, Credited Service and Earnings under the Pension Plan;

(2)
without regard to the limitations of Code Section 415 (including, without limitation, the maximum benefit payable under Code Section 415(b)(l ), the actuarial reduction for early retirement of Code Section 415(b)(2)(C), and the reduction for limited service or participation of Code

Section 415(b)(S); and

(3)
by including in the Participant's compensation during the period for which the Pension Plan benefits are computed, and before the Freeze Date, to the extent not already done so under the Pension Plan, (i) any amount that has not been taken into account due to limitations of Code Section 401(a)(l 7) or (ii) due to a reduction of compensation that has occurred pursuant to an election of the Participant under Code Section 125 or Code Section 401(k) or (iii) due to a reduction of compensation that occurred prior to 2001 due to the Participant 's election under the Plum Creek Timber Company, Inc. Deferral Plan.

Compensation which is deferred due to the Participant's election under the Plum Creek Timber Company, Inc. Deferral Plan in 2001 or a later year shall not be taken into account.

Notwithstanding any Plan term to the contrary, a Participant 's accrued benefit shall not increase after the Freeze Date.

IN WITNESS WHEREOF, the Company has caused this Second Amendment to be executed on this 11th day of February, 2016.
PLUM CREEK TIMBERLANDS, L.P.
BY PLUM CREEK TIMBER I, L.L.C.,
its General Partner

By:/s/ Barbara L. Crowe
Barbara L. Crowe
Title: Vice President Human Resources